Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-169338) pertaining to Williams Partners L.P.’s (the “Partnership”) Long-Term Incentive Plan of our report dated February 25, 2015, with respect to the supplemental consolidated financial statements of the Partnership, included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
February 25, 2015